                                AGREEMENT OF SALE
                                -----------------

         THIS AGREEMENT OF SALE is made this 26th day of October, 2004, by and between UDC, INC., a New Jersey corporation, its assignee or nominee, having an office at 375 Phillips Boulevard, Ewing, New Jersey 08618 ("Buyer"), IBETH LOTTE BIERMANN, a natural person having an address c/o Philip J. Albert, P.C., 840 Bear Tavern Road, Suite 307, West Trenton, New Jersey 08628 ("Ibeth Biermann"), and GESIPA FASTENERS USA, INC., a New Jersey corporation, having an office at 375 Phillips Boulevard, Ewing, New Jersey 08618 ("Gesipa" and, together with Ibeth Biermann, "Seller").

                                   BACKGROUND

         Seller is the owner of a certain parcel or parcels of land, together with the building(s) and improvements thereon erected, including an office building containing approximately 40,200 square feet, known as and numbered 375 Phillips Boulevard, in Ewing Township, Mercer County, New Jersey, all as hereinafter more fully described. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, said property and other property interests hereinafter described, upon the terms and conditions set forth herein.

                              TERMS AND CONDITIONS

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

I. PROPERTY BEING SOLD.

         Seller shall sell, transfer and convey to Buyer on the Closing Date (as hereinafter defined):

         A. Premises. Fee simple interest in the parcel or parcels of land, all as more fully described on Exhibit "A", together with the building(s) and improvements thereon erected, including the office building containing approximately 40,200 net rentable square feet in the aggregate, commonly known as 375 Phillips Boulevard, and all of the easements, licenses, rights of way, privileges, hereditaments, appurtenances, and rights to any land lying in the beds of any street, road or avenue, open or proposed, adjoining thereto, and inuring to the benefit of said land, including but not limited to all of Sellers' interest as a member of Princeton Crossroads at Ewing Business Park under that certain Master Deed and Declaration of Restrictive and Protective Covenants, Easements, Charges & Liens for the Princeton Crossroads One Office Condominium, dated March 17, 1993 and recorded in Deed Book 2671 Page 085 (collectively, the "Premises"); and

         B. Associated Property. All equipment, fixtures and machinery of every kind and description affixed to and used in connection with the operation of the Premises, and all assignable intangible personal property owned by Seller and used in connection with the ownership, operation and maintenance of the land, improvements and other property, including without limitation, all contract rights, guaranties and warranties of any nature, all architects', engineers',


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


surveyors' and other real estate professionals' plans, specifications, certifications, contracts, reports, data or other technical descriptions, reports or audits including, without limitation, all environmental, structural and mechanical inspection reports ("Contract Documents"), all assignable permits, licenses, certificates and approvals in connection with the ownership of the Premises ("Licenses"), all instruments, documents of title, general intangibles and all business records pertaining to the Premises, and all of Seller's rights, claims and causes of action, if any, to the extent assignable, under all warranties and/or guaranties of manufacturers, contractors and installers, and all rights against others relating to the Premises or the operation or maintenance thereof, including to the extent applicable, any warranties and indemnities from any previous owners of the Premises (collectively, the "Associated Property").

         The Premises and Associated Property are hereinafter collectively referred to as the "Property."

II. PURCHASE PRICE AND MANNER OF PAYMENT.

         A. Purchase Price. Buyer shall pay the total sum of Five Million Five Hundred Thousand and 00/100 Dollars ($5,500,000) (the "Purchase Price"), subject to adjustment as hereafter provided, and not contingent upon Buyer obtaining financing for its purchase of the Property.

         B. Manner of Payment. The Purchase Price shall be paid in the following manner:

            1. Deposit. By delivery, within three (3) business days next following Seller's execution and delivery of this Agreement, of Buyer's good check in the amount of $100,000 (the "Deposit") to Title Company (as hereinafter defined), to be held by Title Company as escrow agent, in a federally-insured, segregated money market account at an institution designated by Buyer until termination or consummation of this Agreement. Interest on the Deposit shall be credited to Buyer at Closing, or paid to the party otherwise entitled to the Deposit in the event of the termination of this Agreement prior to Closing.

            2. Cash Balance. The balance, by delivery to the Seller on the Closing Date, by title company check, or by wire transfer.

III. TITLE. On the Closing Date, Seller shall convey to Buyer good and marketable fee simple title to the Premises subject only to those rights of way, easements, covenants, restrictions, and objections to title (the "Permitted Exceptions") listed on Exhibit "B", unless identified by Buyer as "Title Objections" as hereinafter provided, which title shall be insurable at regular rates by any reputable title insurance company selected by Buyer ("Title Company") under an ALTA 1970 Form B (Revised 10/17/70 and 3/30/84) title insurance policy ("Title Policy"), with the endorsements and affirmative insurance specified in Section XII.B.1.h. below. Seller and Buyer consent to use, at Buyer's option, Fidelity National Title Insurance Company, as Title Company.

IV. COVENANTS. In addition to the covenants contained in the other provisions of this Agreement, Seller covenants that it shall, at all times prior to the Closing Date:


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

         A. Maintenance. Maintain the Property in good condition and repair, reasonable wear and tear alone excepted, operate the Property with sound management practices, and pay in the normal course of business, and in any event prior to Closing, all sums due for work, materials or services furnished or otherwise incurred in the ownership and operation of the Property prior to Closing.

         B. Alterations. Not make or permit to be made any alterations, improvements or additions to the Property without the prior written consent of Buyer, except if required by applicable law or ordinance or by the Lease (as hereinafter defined).

         C. No Leases. Not enter into any lease, license or occupancy agreement without Buyer's prior written consent.

         D. Notice to Buyer. Notify Buyer promptly of the occurrence of any of the following: (i) a fire or other casualty causing damage to the Property, or any portion thereof; (ii) receipt of notice of eminent domain proceedings or condemnation of or affecting the Property, or any portion thereof; (iii) receipt of notice from any governmental authority or insurance underwriter relating to the condition, use or occupancy of the Property, or any portion thereof, or setting forth any requirements with respect thereto; (iv) receipt of any notice of default from the holder of any lien or security interest in or encumbering the Property, or any portion thereof; (v) receipt of notice of any actual or threatened litigation against Seller or affecting or relating to the Property, or any portion thereof; and (vi) the commencement of any strike, lock-out, boycott or other labor trouble affecting the Property, or any portion thereof.

         E. No New Agreements. Subject to the provisions of Paragraph XIX.A, not enter into any agreements which affect the Property or the transactions contemplated by this Agreement without the prior written consent of Buyer; and not permit the creation of any liability which shall bind Buyer or the Property after Closing.

         F. Tax Disputes. Notify Buyer of any tax assessment disputes (pending or threatened) prior to Closing, and not agree to any changes in the real estate tax assessment, nor settle, withdraw or otherwise compromise any pending claims with respect to prior tax assessments, without Buyer's prior written consent.

         G. No Removal of Personalty. Not remove any Associated Property from the Premises.

V. REPRESENTATIONS AND WARRANTIES. In order to induce Buyer to enter into this Agreement, Seller hereby represents and warrants to Buyer that the following representations and warranties are true now and will be true at Closing:

         A. Seller's Authority For Binding Agreement. Gesipa is a duly authorized and validly existing corporation formed under the laws of New Jersey. Gesipa has full power, right and authority to own its properties, to carry on its business as now conducted, and to enter into and fulfill its obligations under this Agreement. Each of the persons executing this Agreement on behalf of Seller is (are) authorized to do so. This Agreement is the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms. Ibeth Biermann is a natural person, sui juris, of full age and capacity, competent to enter into this Agreement and perform each and all of her obligations hereunder.

         B. Seller's Employees. All persons presently employed by Seller in connection with the operation and maintenance of the Premises ("Employees") are employed in such capacity on an "at will" basis. Unless expressly agreed to in writing by Buyer, Buyer is under no obligation to continue utilizing any Employees for such purposes and Seller represents and warrants to Buyer that Seller has informed all Employees of such fact. Buyer shall assume no liability with respect to any Employees, including any liabilities arising out of or relating to any employee benefit plans, programs or arrangements covering the Employees.

         C. Service Contracts. Unless otherwise directed by Buyer, all existing service, equipment, supply and maintenance contracts and licenses with respect to or affecting the Property (the "Service Contracts") shall be terminated by Seller effective as of Closing, and Seller shall pay any penalties or cancellation fees associated therewith. At Closing, Seller shall have performed all obligations under said Service Contracts. Anything in this Section to the contrary notwithstanding, Seller represents and warrants that any and all existing management agreements and exclusive brokerage or leasing agreements shall be terminated as of Closing, Seller having fully paid and discharged any and all obligations accruing thereunder, and Buyer shall assume no liability under or in respect of any such agreements.

         D. Condemnation. No condemnation or eminent domain proceedings are pending with regard to any part of the Property, and to Seller's knowledge, no such proceedings are proposed.

         E. No Lawsuits. There are no claims, lawsuits or proceedings pending, or to Seller's knowledge, threatened against or relating to Seller or the Property, in any court or before any governmental agency.

         F. Leases. There are no oral or written leases, licenses, or rights of occupancy or grants or claims of right, title or interest in any portion of the Premises, other than (i) that certain Lease Agreement between Gesipa Real Estate Partners and Universal Display Corporation dated as of October 12, 1998, as amended by that certain First Amendment of Lease dated January 11, 2001, that certain Second Amendment to Lease dated September 22, 2003, and that certain Third Amendment to Lease of even date herewith (the "Lease"), and (ii) any lease(s) that may exist between Gesipa Fasteners, Inc. and Gesipa Real Estate Partners (each of which, if any, shall be terminated as of Closing). Notwithstanding anything to the contrary set forth in Article 55 of the Lease, Buyer and Seller hereby acknowledge and agree that Buyer's purchase of the Property shall not require Buyer to enter into a lease with Seller for any portion of the Property.

         G. Compliance with Law.

            (i) The Property and the continued operation and use thereof comply with all applicable requirements of federal, state and local law, and all applicable requirements of governmental bodies or agencies having jurisdiction thereof; and there are no outstanding notices of any violations issued by governmental authority having jurisdiction over the Property. The zoning classification of the Property is IP-1. Not more than ten (10) days prior to

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Closing, Seller shall provide Buyer with an estoppel certificate from the zoning code enforcement (or other appropriate) officer of Ewing Township, dated not earlier than thirty (30) days prior to Closing, confirming that no portion of the Property is in violation of any applicable codes, and that the Property and its continued operation and use is in compliance with applicable zoning.
Seller's representation in this subsection G.(i) is expressly qualified to the extent of any violation of law or code created or caused by Buyer.

            (ii) To Seller's knowledge, (a) except for those materials which have been acquired or generated by Buyer, no Hazardous Substances and no Hazardous Wastes are present on the Property that would require remediation under any federal, state or local environmental statute, ordinance or regulation, and (b) except for Buyer's use of the Property, there has been no use of the Property that may, under any federal, state or local environmental statute, ordinance or regulation, require, at any time, any closure or cessation of the use or occupancy of the Property and/or impose, at any time, upon the owner of the Property any clean-up or other monetary obligation. For purposes of this Agreement, "Hazardous Substances" means those elements and compounds which are designated as such in Section 101(14) of the Comprehensive Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Section 9601 (14), as amended, all petroleum products and by-products, and any other hazardous substances as that term may be further defined in any and all applicable federal, state and local laws; and "Hazardous Wastes" means any hazardous waste, residential or household waste, solid waste, or other waste as defined in applicable federal, state and local laws. Seller has not received any summons, citation, directive, letter or other communication from any governmental or quasi-governmental authority concerning the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Substances or Hazardous Wastes, or related in any way to the generation, storage, transport, treatment or disposal of Hazardous Substances or Hazardous Wastes. Seller has not been identified in any litigation, administrative proceeding or investigation as a responsible party or potentially responsible party for any liability for clean-up costs, natural resource damages or other damages or liability for prior disposal or release of Hazardous Substances, Hazardous Wastes or other environmental pollutants or contaminants, and no lien or superlien has been recorded, filed or otherwise asserted against any real or personal property of Seller for any clean-up costs or other responses costs incurred in connection with any environmental contamination that is attributable, in whole or in part, to Seller. Seller hereby indemnifies and holds Buyer harmless of, from and against any and all liability, loss or damage suffered or incurred as a result of a claim, demand, cost or judgment in favor of a third party, including, without limitation, any governmental authority, arising from the deposit, storage, disposal, burial, dumping, injecting, spilling, leaking, or other placement or release in or on the Premises of Hazardous Substances or Wastes during or prior to Seller's period of ownership, including any such Hazardous Substances or Wastes required to be remediated by reason of any investigation conducted pursuant to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et. seq. and the regulations promulgated thereunder, except to the extent caused by Buyer.

         H. Insurance. The Property (inclusive of all buildings and improvements) is presently insured by Seller under a policy of insurance written by Pacific Indemnity Company under policy dated January 1, 2004 through January 1, 2005, bearing policy number 35193479, for its full replacement cost, and shall continue to be so insured through Closing.

         I. Permits, Approvals and Certificates. All required certificates of occupancy for the Property and for its separately demised spaces have been issued and are in good standing and shall remain so upon consummation of Closing.

         J. Good Title to Property. Seller holds good and marketable, indefeasible fee simple title to the Property, free and clear of liens and encumbrances, other than the lien of security interests securing any existing mortgage liens which shall be paid and discharged at or before Closing, and the Permitted Encumbrances.

         K. FIRPTA. Gesipa is not a "foreign person" as such term is defined in
Section 1445(f)(3) of the Internal Revenue Code of 1954, as amended (the "Code"). Ibeth Biermann is a "foreign person" as such term is defined in the Code. Seller acknowledges that, with respect to Ibeth Biermann, Buyer shall be required to withhold and remit to the Internal Revenue Service a portion of the Purchase Price at Closing as required by the Code. Buyer may, in its sole discretion, agree that Seller shall undertake such withholding and remission on Buyer's behalf, subject to Seller executing an indemnification agreement satisfactory to Buyer.

         L. Mechanic's Liens. No work has been performed or is in progress at, and no materials have been furnished to the Property which might give rise to construction, mechanic's, materialmen's, or other liens against the Property or any portion thereof, except that for which full and complete releases have been obtained. This provision shall not apply with respect to work performed by or materials caused to be furnished by Buyer.

         M. Charges, Fees and Assessments. Any and all applicable charges, fees and assessments and any and all other sums due under declarations, cross-easements and like agreements to which the Property or any portion thereof may be subject, have been paid, and no special assessments thereunder are pending, and all consents and approvals required to be obtained under any such declarations, cross-easements and like agreements have been obtained. Seller is in compliance with the terms of any such declarations, cross-easements and like agreements.

         N. Development Agreements. Seller is in compliance with and has fully paid and discharged all obligations arising under any and all development, tri-party and like agreements, and any and all other agreements with county, municipal and other governmental and quasi-governmental agencies and authorities respecting the ownership, development and operation of the Property and all portions thereof.

         O. Rights to Purchase. Except as set forth in the Lease and the Declaration (as hereinafter defined), there are no agreements, options, rights of first refusal, right of first offer, conditional sales agreements or other arrangements, whether oral or written, regarding the purchase and sale of the Property, or which otherwise affect any portion of the Property.

         P. Rollback Taxes. The Property is not, and to Seller's knowledge has not been, subject to any roll-back or agricultural taxation or other tax abatement program.

         Q. Correct Copies of Documents. Where copies of any documents concerning Seller or the Property have been delivered by Seller to Buyer, in connection with this Agreement, such copies: (i) are exact copies of the originals of said documents, as executed and delivered by all of the parties thereto; (ii) to the best of Seller's knowledge, constitute, in each case, the entire agreement between the parties thereto with respect to the subject matter thereof, and are now in full force and effect, and valid and enforceable in accordance with their respective terms; and (iii) have not been changed or amended except for amendments, if any, specifically referred to therein.

VI. POSSESSION. Possession of the Property is to be given to Buyer on the Closing Date, free and clear of any and all rights of occupancy, by delivery of the Deed, and all keys, combinations and security codes. Seller shall remove from the Property all of Seller's office furniture and other personal property not included in the definition of Associated Property set forth herein. Seller shall repair, at its expense, any damages occasioned by the removal of said items.


VII. BUYER'S REVIEW AND APPROVAL OF TITLE AND SURVEY.

         A. Title Binder. Buyer has ordered, or shall promptly order upon Seller's execution and delivery of this Agreement, a current title commitment (the "Title Binder") from the Title Company, and shall have twenty (20) days from Buyer's receipt of the Title Binder and complete copies of all underlying documentation to examine the condition of title, including the terms and provisions of all items and documents referred to in the Title Binder, and all information regarding title and matters on the ground as disclosed on such survey of the Premises as Buyer may secure (the "Survey"), and to approve or disapprove the same. If Buyer identifies any monetary liens or encumbrances or determines that any matters in the Title Binder would, in Buyer's sole but good faith judgment, materially or substantially impair or interfere with Buyer's intended use of the Premises or subsequent disposition or development thereof, such disapproval shall be set forth in a notice given to Seller (the "Disapproval Notice") identifying the condition of title to the Property or any of the terms, provisions or contents of said items, documents or Survey which are disapproved by Buyer (the "Title Objections"). Subject to the provisions of the succeeding portion of this Section, Seller shall have until the date which is ten (10) days after the date of the Disapproval Notice (the "Title Cure Expiration Date") in which to cure or eliminate all items which Buyer disapproves in the Disapproval Notice, and to furnish evidence satisfactory to Buyer and Title Company that all such items have been cured or eliminated or that arrangements have been made with Title Company and any parties in interest to cure or eliminate the same at or prior to Closing. If Seller fails to remove any Title Objection in accordance with the provisions of the immediately preceding sentence, Buyer nevertheless may elect to consummate the transaction provided for in this Agreement subject to any such Title Objection(s) as may exist as of Closing, with a credit against the Purchase Price in the full amount necessary to discharge any lien or other monetary encumbrance of a fixed or ascertainable amount. If Buyer shall not so elect, Buyer may terminate this Agreement by notice in writing to Seller, whereupon the Deposit shall be immediately refunded to Buyer, and this Agreement shall be null and void, and the parties hereto shall be relieved of all further obligations.

         B. Physical and Financial Inspection. For a period (the "Inspection Period") commencing on the date on which this Agreement is fully executed, and expiring thirty (30) days thereafter (the "Inspection Period Expiration Date"), Buyer shall have the right to perform or have performed one or more physical, mechanical, financial and other inspections, examinations, surveys, analyses, review, studies and assessments of and concerning the Property and its suitability for Buyer's use and/or expansion. Seller shall cooperate with Buyer and shall furnish to Buyer such information, materials and documents as Buyer may reasonably request, including, without limitation, by providing to Buyer, within fourteen (14) days of the date on which this Agreement is fully executed, copies of the following:

            1. All Licenses and Contract Documents as required under Section
I.B;

            2. All Service Contracts as required under Section V.C;

            3. All financial information pertaining to the Property in Seller's possession;

            4. Gesipa's corporate and other organizational documents as required under Section XII.B.a.(j);

            5. Copies of any other agreements to which the Property or any portion thereof may be subject, including but not limited to building association agreements;

            6. All environmental reports and surveys pertaining to the Property in Seller's possession;

            7. Evidence of the current insurance policy covering the Property;
and

            8. Any other material documentation relating to the Property.

Buyer's inspection, audit and measurement of the Property's operation, condition and maintenance shall include, without limitation, such environmental and engineering inspections, reviews, surveys, appraisals and assessments that Buyer deems appropriate. If Buyer, at Buyer's sole and absolute discretion, shall find any one or more of Buyer's inspections of the Property (or the results or recommendations therefrom) to be unsatisfactory for any reason that would, in Buyer's sole but good faith judgment, materially or substantially impair or interfere with Buyer's intended use of the Premises or subsequent disposition or expansion thereof, or to present a material or potentially material liability, Buyer shall have the right, at its option, to terminate this Agreement at any time on or before the Inspection Period Expiration Date, said date to be extended automatically for a period equal to the period of any delay on Seller's part in providing the requested information, materials, documents and other cooperation contemplated hereunder. Upon such termination, the Deposit shall be immediately refunded to the Buyer and thereupon the parties hereto shall have no further liabilities one to the other with respect to the subject matter of this Agreement.

VIII. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer and Seller set forth herein shall survive Closing and delivery of the Deed for a period of two (2) years, excepting those representations and warranties set forth in Section V.(G), which shall survive for the applicable period of the statute of limitations pertaining thereto.

IX. FIRE OR OTHER CASUALTY.

         A. Damage. If, prior to the Closing Date, any portion of the Property is damaged or destroyed by fire or other casualty, and the cost of repair or restoration shall be $100,000 or less (as established by good faith estimates obtained by Buyer), then this Agreement shall remain in force and effect. If, prior to the Closing Date, any portion of the Property is damaged or destroyed by fire or other casualty, and the cost of repair or restoration thereof shall be more than $100,000 (as established by good faith estimates obtained by Buyer), Buyer may, within ten (10) days after receipt of notice of said damage or destruction, terminate this Agreement by giving written notice thereof to Seller, and if this Agreement is so terminated, then the Deposit shall be immediately refunded to Buyer, and thereafter neither party shall have any further liability hereunder. If Buyer does not so terminate this Agreement, it shall remain in full force and effect, and the provisions of Section IX.B below shall apply.

         B. Closing After Damage. So long as this Agreement shall remain in force under Section IX.A, then, at Buyer's option, either (a) all proceeds of insurance collected prior to Closing, plus the amount of deductible under Seller's insurance policy, shall be adjusted (subject to Buyer's approval and participation in any adjustment) and credited to Buyer against the Purchase Price payable by Buyer at Closing, and all unpaid claims and rights in connection with losses shall be unconditionally assigned to Buyer at Closing, or
(b) Seller shall restore the Property by Closing to its condition immediately preceding the casualty and include Buyer, and obtain Buyer's approval of any insurance adjustments made by Seller.

         C. Lease Provisions. If there are any inconsistencies between this
Section IX and Section 16 of the Lease, the provisions of this Section IX shall govern.

X. CONDEMNATION. If, prior to the Closing Date, all or any portion of the Property is taken by condemnation or eminent domain, or any notice of any condemnation or eminent domain proceedings is received by the Seller, then Seller shall within three (3) days thereafter give notice thereof to Buyer, and Buyer shall have the option to (a) complete the purchase hereunder, or (b) if such taking, in Buyer's sole and absolute discretion, adversely affects the Property or its current use or economic viability, terminate this Agreement, in which event the Deposit shall be immediately refunded to Buyer, and this Agreement shall be null and void. Buyer shall deliver written notice of its election to the Seller within twenty (20) days after the date upon which the Buyer receives written notice of such condemnation or eminent domain proceedings. If this Agreement is not so terminated, Buyer shall be entitled to all awards or damages by reason of any exercise of the power of condemnation or eminent domain. Any negotiation for, or agreement to, and all contests of any offers and awards relating to eminent domain proceedings shall be conducted with the joint approval and consent of Seller and Buyer. If there are any inconsistencies between this Section X and Section 24 of the Lease, the provisions of this Section IX shall govern.

XI. EXPENSE ALLOCATIONS. Seller shall pay any realty transfer taxes payable with respect to the Deed, and any recording charges to record documents removing encumbrances as may be required hereunder. Buyer shall pay all other recording charges, the cost of Buyer's title examination, the premium for the title insurance policy and the cost of the Survey. Buyer and Seller each shall be responsible for their own attorneys' fees in connection with this transaction.

XII. CLOSING.

         A. Time and Date and Place. The closing ("Closing") on the sale of the Property shall take place at 10:00 A.M. prevailing local time on December 1, 2004, or such other date as the parties may agree in writing (the "Closing Date"), at the offices of Morgan, Lewis & Bockius LLP, 502 Carnegie Center, Princeton, New Jersey 08540, time being of the essence.

         B. Documents. At or before Closing, the parties indicated shall execute and deliver the following:

            1. Seller's Documents and Other Items. Seller shall execute and deliver or cause to be executed and delivered to Buyer:

               a. Deed. A Bargain and Sale Deed With Covenants Against Grantor's Acts, prepared by Buyer's counsel, in form reasonably acceptable to Seller (the "Deed"), conveying the Premises to Buyer, in proper form for recording. The Deed description shall be based upon the metes and bounds description attached as Exhibit "A", unless Buyer requests that Seller convey the Premises by the metes and bounds description shown on the Survey, in which event the Premises shall be so conveyed;

               b. Bill of Sale. A bill of sale, prepared by Buyer's counsel, in form reasonably acceptable to Seller, assigning, conveying and transferring all of the Associated Property to Buyer;

               c. Original Licenses, Contract Documents and Other Associated Property. All original Licenses, Contract Documents, and other Associated Property described in Section I.B of this Agreement, including, without limitation, valid certificates of occupancy respecting the Premises and each of its separately demised spaces;

               d. Assignment of Licenses, Contract Documents and Other Associated Property. An assignment agreement, prepared by Buyer's counsel, in form reasonably acceptable to Seller, assigning, conveying and transferring the Licenses, Contracts Documents and other Associated Property to Buyer;

               e. Lease Termination. A lease termination agreement, prepared by Buyer's counsel, in form reasonably acceptable to Seller, terminating the Lease;

               f. FIRPTA Certificates. All certificate(s) required under Section 1445 of the Code;

               g. Estoppel Certificate from Ewing Township. All certificate(s) required by Section V.G hereof, and any other certificates required by Ewing Township, Mercer County, or the State of New Jersey as a condition of the conveyance of the Premises or the recording of the Deed;

               h. Title Insurance Certificates. Such affidavits of title or other certifications as shall be required by Title Company to insure Buyer's title to the Premises as set forth in Section III, and to provide affirmative endorsements (a) against mechanic's liens, (b) insuring against any violation of existing covenants, conditions or restrictions, and insuring that future violation will not result in forfeiture of title or the forced removal or alteration of improvements, (c) removing any exceptions for matters which an accurate survey would disclose, and (d) providing affirmative insurance with respect to such other matters as Buyer or its lender shall reasonably specify;

               i. Seller Certificate. A written certification confirming that, as of Closing, no representation or warranty of Seller contained in this Agreement, nor any document or certificate delivered to Buyer pursuant to this Agreement or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or knowingly omits to state a material fact necessary to make any representation or warranty contained herein misleading;

               j. Organization Certifications. Confirmation of the due authority of those executing for Gesipa and such parties, including a certificate from the secretary of the corporation, or managing general partner of the partnership or managing member of the limited liability company, confirming, as the case may be, the incumbency of the signatories and the current force and effect of the resolution authorizing their execution of this document and the documents required hereunder, issued no earlier than thirty
(30) days prior to Closing;

               k. Keys. All keys, combinations and security codes for all locks and security devices on the Property;

               l. Tax Bills. Current tax bills and, if available, tax bills for each of the years of Seller's ownership of the Property;

               m. Tax Reduction Rights. An instrument assigning to Buyer any claims for the reduction of real or personal property taxes assessed against any portion of the Property for the fiscal year in which the Closing takes place; any refund for such year shall be prorated when received;

               n. Consents and Approvals. Any and all required consents and approvals pursuant to any declarations, cross-easements and like agreements to which the Property or any portion thereof may be subject, including but not limited to any required building association consents and approvals; and

               o. Princeton Crossroads Association. An estoppel certificate from the Princeton Crossroads One Office Condominium Association confirming that all dues have been paid by Seller through the Closing Date and that there is no default or violation by Seller under that certain Master Deed and Declaration of Restrictive and Protective Covenants, Easements, Charges & Liens for the Princeton Crossroads One Office Condominium, dated March 17, 1993 and recorded in Deed Book 2671 Page 085 or any other Condominium Documents (as such term is defined therein).

         2. Buyer's Documents. Buyer shall deliver or cause to be delivered to
Seller:

               a. The amounts required to be paid to Seller pursuant to this Agreement;

               b. Executed counterparts of any documents identified under
Section XII.B which shall require the signature of both Seller and Buyer.

XIII. DEFAULT; REMEDIES.

         A. Seller's Default. In the event that any of Seller's representations, warranties or covenants contained in this Agreement are untrue, or if Seller shall have failed to have performed any of the covenants and/or agreements contained in this Agreement which are to be performed by Seller on or before the date set forth in this Agreement for the performance thereof, or if any of the conditions precedent to Buyer's obligation to consummate the transaction contemplated by this Agreement shall have failed to occur, Buyer may, at its option, (1) rescind this Agreement by giving written notice of such rescission to Seller, and Seller shall immediately cause Title Company to return the Deposit, and thereupon, the parties shall have no further liability to each other hereunder, or (2) seek specific performance of Seller's obligations under this Agreement (with a credit against the Purchase Price in an amount necessary to account for Seller's default, if such amount is fixed or reasonably ascertainable).

         B. Buyer's Default. Buyer recognizes that if this purchase and sale is not consummated because of Buyer's default, Seller shall be entitled to compensation for such detriment, if Seller itself shall not have defaulted in the timely performance of any of its obligations hereunder. Seller and Buyer acknowledge that it is extremely difficult and impracticable to ascertain the extent of the detriment, and to avoid this problem, Seller and Buyer agree that if the purchase and sale contemplated in this Agreement is not consummated because of Buyer's default under this Agreement, then, if Seller shall not have defaulted in the timely performance of any of its obligations hereunder, Seller shall be entitled to retain the Deposit as liquidated damages. The parties agree that the sum stated above as liquidated damages shall be in lieu of any other relief to which Seller might otherwise be entitled; Seller hereby specifically waives any and all rights which it may have to damages or specific performance as a result of Buyer's default under this Agreement.


XIV. CONDITIONS PRECEDENT TO CLOSING.

         The obligations of Buyer hereunder are subject to the fulfillment of the following conditions prior to or on the Closing Date (any one of which may be waived in whole or in part by Buyer at or prior to the Closing), and in the event any of the conditions are not complied with, Buyer may terminate this Agreement by notifying Seller and Title Company, and thereupon Buyer shall receive the immediate return of the Deposit, and thereafter this Agreement shall be null and void:

         A. Correctness of Warranties and Representations. The warranties and representations made by Seller in this Agreement shall be true and correct on the Closing Date as though such representations and warranties were made on the Closing Date.

         B. Compliance with Terms and Conditions. Seller shall have performed and complied with all of the terms and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

         C. Buyer's Satisfaction with Inspection. Buyer shall (i) have notified Seller of Buyer's satisfaction with the title review and other due diligence inspections performed under Section VII of this Agreement, or (ii) have failed to notify Seller on or before the Inspection Period Expiration Date, of Buyer's dissatisfaction with the results of such review(s).

         D. Estoppels. Seller shall have delivered to Buyer all of the required estoppels identified in Section XII.B.1.

         E. Corporate Documentation. Buyer shall have received confirmation of the good standing and existence of Gesipa (and its general partner(s) or managing member, as applicable), including the following documents issued no earlier than thirty (30) days prior to Closing: (a) good standing certificate in Gesipa's state of organization and in the state in which the Premises are located, and (b) articles of incorporation, certificate of limited partnership, certificate of formation or other formation instrument certified by the secretary of state of the state of incorporation.

         F. ISRA. Buyer shall have obtained either: (1) a letter from the New Jersey Department of Environmental Protection ("NJDEP") stating that the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et. seq. and the regulations promulgated thereunder (collectively "ISRA") are not applicable to the transaction contemplated by this Agreement; (2) an approved Negative Declaration (as defined by ISRA) or No Further Action Letter (as defined by
ISRA); or (3) other appropriate ISRA documentation (the Negative Declaration or No Further Action Letter or other appropriate documentation, as the case may be, are hereinafter referred to collectively as "ISRA Clearance") with respect to each and every Industrial Establishment (as defined by ISRA) involved in the transaction contemplated by this Agreement. If Buyer is unable to obtain a Letter of Non-Applicability or ISRA Clearance by the Closing, then Buyer shall apply for and, prior to Closing, enter into a Remediation Agreement (as defined by ISRA) with NJDEP for the Premises. In any such Remediation Agreement, Buyer shall pay for and be identified as the sole party responsible for: 1) compliance with the Remediation Agreement after Closing; and 2) obtaining ISRA Clearance after the Closing. In addition, Buyer shall provide all necessary financial assurance required by NJDEP under any such Remediation Agreement. Nothing in this Section XIV.(F) shall limit Seller's indemnifications in Section V.G.(ii) of this Agreement.

XV. PRORATIONS.

         A. Operating Income and Expenses. The following items shall be prorated at Closing, as of close of business of the day immediately preceding the Closing Date (the "Adjustment Date"):

            1. Taxes. Real estate and personal property taxes, if any, on the basis of the fiscal year for which assessed. If Closing shall occur before the tax rate or assessment is fixed, the apportionment of such real estate and personal property taxes at Closing shall be upon the basis of the tax rate for the next preceding year applied to the latest assessed valuation. Final adjustment will be made upon the actual tax amount, when determined.

            2. Water and Sewer Charges. Water and sewer charges and fire protection and inspection services shall be apportioned based upon meter readings to be obtained by Seller effective as of the Adjustment Date, or if not so obtainable, a date not more than ten (10) days prior to the Adjustment Date, and the unfixed meter charges based thereon for the intervening period shall be apportioned on the basis of such last reading. Upon the taking of a subsequent actual reading, such apportionment shall be readjusted and Seller or Buyer, as the case may be, will promptly deliver to the other the amount determined to be so due upon such readjustment. If Seller is unable to furnish such prior reading, any reading subsequent to Closing will be apportioned on a per diem basis from the date of such reading immediately prior thereto and Seller shall pay the proportionate charges due up to the date of Closing.

            3. Assigned Contracts. Amounts paid or payable in respect of any service and maintenance contracts assigned to and assumed by Buyer in accordance herewith.

            4. Electricity, gas, steam and fuel. Electricity, gas and steam and fuel oil, if any, based on meter readings or a fuel company letter showing measurement on the day immediately preceding Closing, and valued at current prices.

            5. Agreements. Amounts paid or payable under declarations, cross-easements and like agreements to which the Property or any portion thereof may be subject.

            6. Indemnification for Seller's Tax Obligations. Seller shall indemnify, defend and save and hold harmless Buyer from any loss, cost, liability or expense (including, without limitation, reasonable counsel fees and court costs) incurred, paid or suffered by Buyer arising out of or by reason of any claim made by the New Jersey Division of Taxation or by any other state taxing or employment authorities asserting or indicating any claims or possible claims for unpaid taxes, penalties, interest or court costs related thereto of Seller or any related party, due the State of New Jersey or its political subdivisions.

            7. Schedule of Prorations. The parties shall endeavor to jointly prepare a schedule of prorations for the Property no less than five (5) days prior to Closing.

            8. Readjustments. The parties shall correct any errors in prorations as soon after Closing as amounts are finally determined.

            9. Survival. The provisions of this Section XV shall specifically survive Closing hereunder.

XVI. BROKERS. Each party represents and warrants to the other that it has not employed or retained any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement, and that neither has had any dealings with any other person or party which may entitle that person or party to a fee or commission. Each party shall indemnify the other of and from any claims for commissions by any person or party claiming such commission by or through the indemnifying party.


XVII. GENERAL PROVISIONS.

         A. Notices. All notices or other communications required or permitted to be given under the terms of this Agreement shall be in writing, and shall be deemed effective when (i) hand delivered with signed receipt by an authorized signatory, (ii) sent by facsimile with confirmation of receipt, with an original copy following by regular mail, (iii) the next business day after being sent by nationally-recognized overnight courier, guarantying next day delivery; or (iv) three (3) business days after being deposited in the United States mail, sent by certified mail, postage prepaid, addressed as follows:

         1. If to Buyer, addressed to:

         UDC, Inc.
         c/o Universal Display Corporation
         375 Phillips Boulevard
         Ewing, New Jersey 08618
         Attn: Scott Bovino, General Counsel
         Facsimile: 609-671-0995

                  with a copy to:

         Morgan, Lewis & Bockius LLP
         1701 Market Street
         Philadelphia, Pennsylvania 19103
         Attn: Eric L. Stern, Esquire
         Facsimile: 877.432.9652

         2. If to Seller, addressed to:

         Gesipa Fasteners USA, Inc.
         375 Phillips Boulevard
         Ewing, New Jersey 08618
         Attn: Guy C. Krone
         Facsimile:  609.833.8301

                  with a copy to:

         Philip J. Albert, P.C.
         840 Bear Tavern Road, Suite 307
         West Trenton, New Jersey 08628
         Facsimile: 609.882.8040

         3. If to Title Company, addressed to:

         Fidelity National Title Insurance Company
         1500 Walnut Street
         Philadelphia, Pennsylvania 19103
         Attn: M. Gordon Daniels
         Facsimile: 215.732.6726
or to such other address or addresses and to the attention of such other person or persons as any of the parties may notify the other in accordance with the provisions of this Agreement.

         B. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

         C. Entire Agreement. All Exhibits attached to this Agreement are incorporated herein and made a part hereof. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, understandings and agreements of any nature whatsoever with respect to the subject matter hereof. This Agreement may not be modified or amended other than by an agreement in writing. The captions included in this Agreement are for convenience only and in no way define, describe or limit the scope or intent of the terms of this Agreement.

         D. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New Jersey.

         E. Tender. Tender of the Deed by Seller, and of the Purchase Price by Buyer, are hereby mutually waived.

         F. Execution in Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

         G. Further Instruments. Each party will, whenever and as often as it shall be reasonably requested so to do by the other, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments, corrective and confirmatory instruments, and all other instruments and documents as may be reasonably necessary in order to complete the transaction provided for in this Agreement and to carry out the intent and purposes of this Agreement. All such instruments and documents shall be satisfactory to the respective attorneys for Buyer and Seller. The provisions of this Section shall survive Closing.

         H. Time. Time is of the essence. In the event that the last day permitted for the performance of any act required or permitted under this Agreement falls on a Saturday, Sunday, or legal holiday of the United States or the State of New Jersey, the time for such performance will be extended to the next succeeding business day. Time periods under this Agreement will exclude the first day and include the last day of such time period.

         I. Designation of Nominee; Assignment of Agreement. Subject to the obligations of Buyer under this Agreement, Buyer shall have the right to assign this Agreement to an affiliated entity or designate an affiliated entity to acquire title to the Premises hereunder, provided that Buyer shall either directly or indirectly hold an equity interest in such entity.

         J. Effective Date. Whenever the term or phrase "effective date hereof" or "date hereof" or other similar phrases describing the date this Agreement becomes binding on Seller and Buyer are used in this Agreement, such terms or phrases shall mean and refer to the date on which a counterpart or counterparts of this Agreement executed by Seller and Buyer are deposited with Title Company.

         K. Time for Acceptance. This Agreement shall constitute an offer to buy or sell the Property, as the case may be, on the terms herein set forth only when executed by the Seller or Buyer. This Agreement may be accepted by the party receiving such executed Agreement only by executing this Agreement and delivering an original signed copy hereof to Title Company and an originally signed copy hereof to the other party hereto within five (5) business days after such receipt. Failure to accept in the manner and within the time specified shall constitute a rejection and termination of such officer.

         L. Confidentiality. Other than such disclosure by Buyer as may be required by applicable securities regulations, the parties hereto covenant and agree to hold the existence and content of this Agreement in strict confidence prior to Closing. Any press release or other public disclosure which Seller desires to make shall be pre-approved by Buyer.


XVIII. AS-IS.

                  EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PROPERTY IS BEING SOLD ON AN "AS IS, WHERE IS" BASIS, AND SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PHYSICAL CONDITION, FITNESS FOR USE, TITLE OR ANY OTHER MATTER RELATING TO THE PREMISES OR THE PROPERTY.


XIX. RIGHT OF FIRST REFUSAL.

         A. Right of First Refusal. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge that the Premises is subject to that certain Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for Princeton Crossroads at Ewing, dated June 6, 1988, and recorded on June 7, 1988, in the office of the Clerk of Mercer County, in Deed Book 2445 Page 564, as such Declaration has been amended (the "Declaration"). Pursuant to the Declaration, each other Owner (as used herein, such term is as defined in the Declaration) in the Project (as used herein, such term is as defined in the Declaration) has a right of first refusal to purchase the Premises. Within five
(5) business days after this Agreement has been fully executed, Seller shall deliver Seller's Notice (as used herein, such term is as defined in the Declaration) to each Owner in the Project, in the form attached hereto as Exhibit "C". Seller shall promptly notify Buyer of any offer by an Owner to purchase the Premises. If no Owner responds to Seller's Notice, Owner shall inform Buyer in writing of such fact fifteen (15) days after delivery of Seller's Notice to the Owners.

         B. Amendment to Lease. Simultaneously with the execution of this Agreement, the parties have entered into an amendment to the Lease, the form of which is attached hereto as Exhibit "D" (the "Amendment"). If Closing under this Agreement is not consummated, and no Owner has exercised its right to purchase the Premises pursuant to the Declaration as provided in Section XIX.(A) above, the Amendment shall be deemed automatically null and void and of shall be no further force and effect.



                         [Signatures on following page]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.


                                     SELLER:
                                     ------

                                     GESIPA FASTENERS USA, INC., a New
                                     Jersey corporation

                                     By:   /s/ Guy Krone
                                        -------------------------------
                                     Name: Guy Krone
                                     Title: President

                                     Witness:  /s/ Carole Marmenante
                                               -------------------------------

                                              /s/ Ibeth Biermann
                                     -----------------------------------------
                                     IBETH LOTTE BIERMANN

                                     Witness: /s/ Roland Biermann
                                             -------------------------------

                                     BUYER:
                                     -----

                                     UDC, INC., a New Jersey corporation

                                     By:      /s/ Steven V. Abramson
                                        -------------------------------------
                                     Name: Steven V. Abramson
                                     Title: President

                                     Witness: /s/ Scott Bovino
                                             -------------------------------

                         EXHIBIT "A"- LEGAL DESCRIPTION

         All that certain lot, tract or parcel of land situate, lying and being in the Township of Ewing, County of Mercer, and State of New Jersey and being known as Tax Lot 53 in Section 225.02 as shown on page 36 of the Township of Ewing Tax Maps and also being known as Lot 6 as shown on a plan entitled "Revision 2, Revised Phase 2, Princeton Crossing at Ewing" duly filed in the Mercer County Clerk's office on March 6, 1995 as Map No. 3195 and being more particularly bounded and described as follows, to wit

         Beginning at a point in the Southerly line of Phillips Boulevard, 70 feet wide, said point being the Northwesterly corner of the herein described Lot 6 and being distant 205.00 feet, as measured along said Southerly line of Phillips Boulevard, bearing N 77(degree) 17' 44" E, from a concrete monument marking the Northeasterly point of terminus of a sight line bearing N 40(degree) 44' 55" E, which connects the Easterly line of Lower Ferry Road, of variable width, to said Southerly line of Phillips Boulevard with a distance of 55.85 feet and running, thence

1. Still along said Southerly line of Phillips Boulevard, still bearing N 77(degree) 17' 44" E, a distance of 276.94 feet to a concrete monument found marking a point of curvature in said line; thence

2. Still along the same and along a curve to the right having a radius of 475.00 feet, an arc distance of 476.23 feet measured in an Easterly direction to a concrete monument found marking a point of tangency of said line, thence

3. Still along the same, S 45(degree) 15' 38" E, a distance of 8.52 feet to a point being the Northeasterly corner of Lot 6, thence

4. Along the Southeasterly line of Lot 6, S 63(degree) 43' 02" W, a distance of
536.67 feet to an angle point in said line, thence

5. Still along the same, S 18(degree) 46' 46" W, a distance of 70.00 feet to a point being the Southeasterly corner of Lot 6, thence

6. Along the Southerly line of Lot 6, N 71(degree) 13' 14" W, a distance of
145.00 feet to a point being the Southwesterly corner of said Lot, thence

7. Along the Westerly line of Lot 6, N 12(degree) 42' 16" W, a distance of
336.53 feet to the point and place of beginning.

                      EXHIBIT "B" - PERMITTED ENCUMBRANCES

1.   Subject to a 75 feet Building Setback Line as shown on filed plan.

2. Subject to a 10 foot wide Utility Easement along the front line as shown on filed plan.

3.   Restrictions as contained in Deed Book 2310, Page 643.

4. Drainage Easement in Deed Book 2371, Page 264. Amendment thereto in Deed Book 2423, page 1.

5. Subject to terms and conditions of Agreement recorded in Deed Book 2371, page 285.

6.   Subject to Conservation and Maintenance Easement in Deed Book 2421, page
     284.

7. Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for Princeton Crossroads at Ewing in Deed Book 2445, 564. 1st Supplement as contained in Book 2514, page 626. Supplement Amendment as contained in Book 2519, page 366. 2nd Amendment as contained in Book 2671, page 78. 3rd Amendment as contained in Book 2933, page 320. 4th Amendment dated 7-21-97, Book 3234, page 205. Supplement dated 9-2-97, in Book 3234, page 212.

8. Utility Easements recorded in Deed Book 604, page 207; Deed Book 604, page 208; Deed Book 1163, page 553; Deed Book 1857, page 451 and Deed Book 2122, page 412.

                       EXHIBIT "C" - FORM OF SELLER NOTICE


CERTIFIED MAIL, RETURN RECEIPT
                               ____________, 2004

[ADDRESS OF OWNER]

         Re: Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for Princeton Crossroads at Ewing, dated June 6, 1988, and recorded on June 7, 1988, in the office of the Clerk of Mercer County, in Deed Book 2445 Page 564, as amended (the "Declaration")


To Whom It May Concern:

         As an Owner under the above-referenced Declaration, you have a right of first refusal to purchase Units sold by other Owners. Pursuant to the Declaration, this letter is notice that Ibeth Lotte Biermann and Gesipa Fasteners USA, Inc. ("Owners") have entered into an Agreement of Sale with Universal Display Corporation ("UDC") for the sale of 375 Phillips Boulevard (the "Property").

         You have fifteen (15) days in which to notify Owners of your offer to purchase the Property upon the Owner's terms. The Agreement of Sale between Owners and UDC provides for the following basic terms:

         o A purchase price of $5,500,000, not contingent on the buyer obtaining financing therefor;

         o A cash deposit of $100,000 (to be included with any notification to Owners of an offer pursuant to this letter);

         o  Closing by December 1, 2004, time being of the essence; and

         o Conveyance to buyer of good and marketable fee simple title, subject only to easements, covenants and restrictions of record.

         The Property is subject to a lease between Gesipa Real Estate Partners and UDC, the term of which currently expires on December 31, 2013, and pursuant to which UDC has a continuing right to expand into any and all available space in the Property upon thirty (30) days notice to the landlord.



                                  Sincerely,



                                  _______________

                        EXHIBIT "D" - AMENDMENT TO LEASE

This Third Amendment of Lease is made as of the 26th day of October, 2004, between GESIPA REAL ESTATE PARTNERS, an entity having an office at 375 Phillips Boulevard, Ewing, New Jersey 08618 ("Landlord"), and UNIVERSAL DISPLAY CORPORATION, an entity having an office and principal place of business at 375 Phillips Boulevard, Ewing, New Jersey 08618 ( "Tenant").

         Whereas, Landlord and Tenant have entered into a Lease Agreement dated October 12, 1998, which agreement was amended by a First Amendment of Lease dated January 11, 2001 and a Second Amendment to Lease dated September 22, 2003 (the "Master Lease"); and

         Whereas, Landlord and Tenant desire to renew the term of the Master Lease for an additional five-year period and to make such other changes to the Master Lease as are described below.

         Now, Therefore, Landlord and Tenant, intending to be legally bound, hereby agree as follows:

         FIRST; the term of the Master Lease shall be renewed for an additional five (5) year period, expiring on December 31, 2013.

         SECOND; the following new Article 56 shall be added to the Master
Lease:

         "56. RIGHT OF EXPANSION.

         Tenant shall have the right, at any time during the term of this Lease, to expand into any additional available space in the Building, upon thirty (30) days prior written notice to Landlord. Tenant shall lease such additional space on the same terms and conditions as are applicable to the Leased Premises pursuant to the terms and conditions of this Lease (with Base Rent adjusted, as applicable, on a proportionate basis with respect to the respective square footages of the Leased Premises and of the additional leased space). Tenant's right of expansion shall be continuous throughout the term of this Lease so that Tenant's decision not to lease an available unit of space does not result in a forfeiture of Tenant's continuing right regarding available space throughout the term of this Lease."

         THIRD; each party represents to the other that it utilized no broker for this transaction.

         FOURTH; except as set forth in this Third Amendment of Lease, all other terms, covenants, conditions, provisions and agreements contained in the Master Lease shall remain in full force and effect.


                         [Signatures on following page]

         In Witness Whereof, this Third Amendment of Lease has been duly executed by the parties hereto as of the day and year first above written.


WITNESS:                                      GESIPA REAL ESTATE PARTNERS


                                              By:
---------------------------                      ------------------------------

Name:                                         Name:        Guy C. Krone
     ----------------------                        ----------------------------


WITNESS:                                      UNIVERSAL DISPLAY CORPORATION


                                              By:
---------------------------                      ------------------------------

Name:                                         Name:        Sidney Rosenblatt
     ----------------------                        ----------------------------

                                      D-2